                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-79821, 333-70549, 333-43971, 333-37873, 333-17263, 33-57364, 333-4522 and
33-70852 all on Form S-8, Registration Statement No. 333-43915 on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 333-76097 of Compuware Corporation of our report dated March 1, 1999, on the audited consolidated financial statements of Data Processing Resources Corporation, appearing in this Form 8-K/A of Compuware Corporation dated August 4, 1999.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
August 27, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Data Processing Resources Corporation:


We have audited the consolidated balance sheets of Data Processing Resources Corporation and subsidiaries (the Company) as of July 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Data Processing Resources Corporation and subsidiaries at July 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1998, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on December 21, 1998, the Company consummated a merger with Systems & Programming Consultants, Inc., which was approved by the Company's shareholders. The consolidated financial statements give retroactive effect, for all periods presented, to the merger of Data Processing Resources Corporation and Systems & Programming Consultants, Inc., which has been accounted for as a pooling of interests.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 1, 1999

DATA PROCESSING RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS
AS OF JULY 31, 1998 AND 1997
(in thousands, except share data)

                                                                              July 31,
                                                                    -------------------------
                                                                       1998           1997
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                           $ 40,881        $ 17,816
Investments                                                           59,969
Accounts receivable, net of allowance for doubtful
  accounts of $1,369 (1998) and $343 (1997)                           48,103          26,920
Prepaid expenses and other current assets                              4,601           1,076
Deferred tax asset                                                     1,538
                                                                    --------        --------

    Total current assets                                             155,092          45,812

PROPERTY, net                                                          4,445           2,049

OTHER ASSETS                                                             921             329

INTANGIBLE ASSETS, net of accumulated amortization
  of $4,915 (1998) and $1,298 (1997)                                 114,822          67,973
                                                                    --------        --------

                                                                    $275,280        $116,163
                                                                    ========        ========


See accompanying notes to consolidated financial statements.

DATA PROCESSING RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS
AS OF JULY 31, 1998 AND 1997 (Continued)
(in thousands, except share data)


                                                                    July 31,
                                                            -----------------------
                                                              1998           1997
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities                    $ 31,694       $ 11,043
Income taxes payable                                           1,625          1,534
Line of credit                                                 2,522          1,766
Long-term debt - current portion                                                259
Deferred income taxes                                                            55
                                                            --------       --------

    Total current liabilities                                 35,841         14,657

LONG-TERM DEFERRED INCOME TAXES                                  784             81

LONG-TERM DEBT                                               111,288

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, no par value; 60,000,000 shares authorized;
  13,677,028 (1998) and 12,676,570 (1997)
  shares issued and outstanding                              110,421         94,305
Deferred compensation associated with performance-
  vesting options                                             (1,553)
Retained earnings                                             18,499          7,181
Less treasury stock at cost  0 (1998) and
  22,167 shares in treasury (1997)                                              (61)
                                                            --------       --------

    Total shareholders' equity                               127,367        101,425
                                                            --------       --------
                                                            $275,280       $116,163
                                                            ========       ========


See accompanying notes to consolidated financial statements.

DATA PROCESSING RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996
(in thousands, except per share data)




                                                       1998              1997               1996

REVENUES                                           $ 262,948          $ 147,833         $  81,100

COST OF PROFESSIONAL SERVICES                        187,767            109,185            60,343
                                                   ---------          ---------         ---------

GROSS MARGIN                                          75,181             38,648            20,757

SELLING, GENERAL, AND
  ADMINISTRATIVE EXPENSES                             52,155             27,764            14,800

COMPENSATION EXPENSE
  ASSOCIATED WITH
  PERFORMANCE VESTING OPTIONS                          2,175
                                                   ---------          ---------         ---------

OPERATING INCOME                                      20,851             10,884             5,957

INTEREST (EXPENSE) INCOME, net                          (517)               779              (283)
                                                   ---------          ---------         ---------

INCOME BEFORE INCOME TAX
  PROVISION                                           20,334             11,663             5,674

INCOME TAX PROVISION                                   9,016              4,735             2,272
                                                   ---------          ---------         ---------

NET INCOME                                            11,318              6,928             3,402

LESS PREFERRED STOCK DIVIDEND                                               (53)              (38)
                                                   ---------          ---------         ---------

NET INCOME AVAILABLE TO
  COMMON SHAREHOLDERS                              $  11,318          $   6,875         $   3,364
                                                   =========          =========         =========

NET INCOME PER SHARE - BASIC                       $    0.84          $    0.61         $    0.45
                                                   =========          =========         =========

NET INCOME PER SHARE - DILUTED                     $    0.81          $    0.59         $    0.41
                                                   =========          =========         =========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING - BASIC                          13,464             11,312             7,536
                                                   =========          =========         =========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING - DILUTED                        13,918             11,682             8,261
                                                   =========          =========         =========


See accompanying notes to consolidated financial statements.

DATA PROCESSING RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996
(in thousands, except share data)



                                                                         Redeemable     Common stock         Treasury stock
                                                                         preferred    -----------------      ----------------
                                                                           stock      Shares     Amount      Shares    Amount
BALANCE, August 1, 1995                                                   $  --      5,558,968  $    957         --      $ --
Net income
Exercise of stock options and related tax benefit                                       22,200        85
Accretion to redemption value of preferred shares
Preferred stock dividend
Conversion of preferred shares into common shares concurrent
  with initial public offering                                                         592,000     1,580
Issuance of common shares                                                               97,684       265
Repurchase of common shares from profit sharing plan                                                        (22,167)     (61)
Issuance of redeemable preferred stock                                      680
Issuance of common shares in initial public offering, net                            2,726,000    34,329
Issuance of common shares in connection with acquisition                               152,121     3,765
                                                                          -----     ----------  --------    -------     ----

BALANCE, July 31, 1996                                                      680      9,148,973    40,981    (22,167)     (61)

Net income
Exercise of stock options and related tax benefit                                       65,090       741
Preferred stock dividend
Issuance of common shares                                                                6,232       417
Issuance of common shares in second public offering, net                             2,395,000    38,882
Issuance of common shares in connection with acquisitions                            1,043,040    12,972
Issuance of common shares from employee stock purchase plan                             18,235       312
Redemption of redeemable preferred stock                                   (680)
                                                                          -----     ----------  --------    -------     ----

BALANCE, July 31, 1997                                                              12,676,570    94,305    (22,167)     (61)

Net income
Exercise of stock options and related tax benefit                                      524,555     4,089
Issuance of common shares                                                              112,658       402
Issuance of common shares in connection with acquisitions                              339,907     7,027
Issuance of common shares from employee stock purchase plan                             45,505       931
Retirement of treasury stock                                                           (22,167)      (61)    22,167       61
Deferred compensation associated with performance-vesting options                                  3,728
                                                                          -----     ----------  --------    -------     ----

BALANCE, July 31, 1998                                                              13,677,028   110,421


                                                                                             Retained
                                                                           Deferred          earnings
                                                                         compensation        (deficit)         Total
BALANCE, August 1, 1995                                                   $    --             $(2,963)       $ (2,006)

Net income                                                                                      3,402           3,402
Exercise of stock options and related tax benefit                                                                  85
Accretion to redemption value of preferred shares                                                 (95)            (95)
Preferred stock dividend                                                                          (38)            (38)
Conversion of preferred shares into common shares concurrent
  with initial public offering                                                                                  1,580
Issuance of common shares                                                                                         265
Repurchase of common shares from profit sharing plan                                                              (61)
Issuance of redeemable preferred stock                                                                            680
Issuance of common shares in initial public offering, net                                                      34,329
Issuance of common shares in connection with acquisition                                                        3,765
                                                                          -------             -------        --------

BALANCE, July 31, 1996                                                                            306          41,906

Net income                                                                                      6,928           6,928
Exercise of stock options and related tax benefit                                                                 741
Preferred stock dividend                                                                          (53)            (53)
Issuance of common shares                                                                                         417
Issuance of common shares in second public offering, net                                                       38,882
Issuance of common shares in connection with acquisitions                                                      12,972
Issuance of common shares from employee stock purchase plan                                                       312
Redemption of redeemable preferred stock                                                                         (680)
                                                                          -------             -------        --------

BALANCE, July 31, 1997                                                                          7,181         101,425

Net income                                                                                     11,318          11,318
Exercise of stock options and related tax benefit                                                               4,089
Issuance of common shares                                                                                         402
Issuance of common shares in connection with acquisitions                                                       7,027
Issuance of common shares from employee stock purchase plan                                                       931
Retirement of treasury stock
Deferred compensation associated with performance-vesting options          (1,553)                              2,175
                                                                          -------             -------        --------

BALANCE, July 31, 1998                                                     (1,553)             18,499         127,367

DATA PROCESSING RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996
(in thousands, except share data)


                                                              1998           1997           1996


CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income                                                  $ 11,318       $  6,928       $ 3,402
Adjustments to reconcile net income
  to net cash provided by (used in) operating
  activities:
  Depreciation                                                   824            466           239
  Amortization of intangible assets                            3,617          1,270            42
  Amortization of debt discount and
    issue costs                                                  238
Compensation expense associated with
  performance-vesting options                                  2,175
  Deferred income taxes                                       (1,065)          (219)           47
  Changes in operating assets and
    liabilities, net of the effect of acquisitions:
    Accounts receivable                                      (17,538)        (7,414)       (1,407)
    Prepaid expenses and other current
      assets                                                  (4,055)        (2,332)          103
    Other long-term assets                                                      (66)          108
    Accounts payable and accrued liabilities                   7,838          2,206           491
    Income taxes payable                                       1,155          1,166        (1,185)
                                                            --------       --------       -------

        Net cash provided by (used in) operating
          activities                                           4,507          2,005         1,840

CASH FLOWS FROM INVESTING
  ACTIVITIES:
Cash paid for acquisitions, net of cash
  acquired                                                   (31,018)       (44,269)       (8,785)
Cash paid for earnout obligations                             (3,453)        (1,312)
(Purchase) liquidation of investments
  available-for-sale                                         (59,969)
Proceeds from sale of land and building                          125
Purchase of property                                          (2,720)          (729)         (639)
                                                            --------       --------       -------

        Net cash (used in) provided by
          investing activities                               (97,035)       (46,310)       (9,424)

See accompanying notes to consolidated financial statements.

DATA PROCESSING RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)
(in thousands, except share data)




                                               1998           1997           1996

CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from public offerings of
  common stock, net                          $     --       $ 38,882       $ 34,329
Proceeds from Employee Stock
  Purchase Plan                                   931            312
Proceeds from the exercise of stock
  options                                       2,987            181             29
Repurchase of common shares from
  profit sharing plan                                                           (61)
Issuance of common shares                                        417            265
Redemption of preferred stock                                   (693)
Preferred stock dividend                                         (53)           (38)
Proceeds from line of credit                   68,787         32,608         21,618
Repayment of line of credit                   (68,031)       (31,294)       (22,440)
Repayment of notes payable                       (124)           (13)        (4,317)
Repayment of note due to shareholder                                           (151)
Repayment of note due to unsecured
  creditor                                         (7)           (26)           (18)
Proceeds from issuance of notes
  payable from debt offering, net             111,050
                                            ---------       --------       --------

        Net cash provided by (used in)
          financing activities                115,593         40,321         29,216
                                            ---------       --------       --------

NET INCREASE (DECREASE)
  IN CASH                                      23,065         (3,984)        21,632

CASH AND CASH EQUIVALENTS,
  beginning of period                          17,816         21,800            168
                                            ---------       --------       --------

CASH AND CASH EQUIVALENTS,
  end of period                              $ 40,881       $ 17,816       $ 21,800
                                             ========       ========       ========

See accompanying notes to consolidated financial statements.

DATA PROCESSING RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)
(in thousands, except share data)


                                                  1998               1997            1996

SUPPLEMENTAL INFORMATION
  Cash paid for:
    Interest                                    $    580           $    210         $   556
                                                ========           ========         =======
    Income taxes                                $  8,254           $  4,081         $ 3,102
                                                ========           ========         =======
SUPPLEMENTAL SCHEDULE OF
  NONCASH INVESTING AND
  FINANCING ACTIVITIES:
Detail of businesses acquired in
purchase transactions:
  Fair value of assets acquired                 $ 39,614           $ 69,345         $13,880
  Common stock issued in acquisitions             (5,547)           (12,972)         (3,765)

  Cash paid for acquisitions, net of
    cash acquired of $221 (1998),
    $3,934 (1997) and $0 (1996)                  (31,018)           (49,515)         (8,785)
                                                --------           --------         -------
Liabilities assumed                             $  3,049           $  6,858         $ 1,330
                                                ========           ========         =======
Conversion of preferred stock to
  common shares                                                                     $ 1,580
Tax benefit of stock options exercised          $  1,879           $    560         $    56
Accretion to redemption value of preferred
  stock                                                                             $    95
Common shares issued to satisfy
  earnout obligations                           $  1,480
Conversion of accounts payable to
  notes payables                                                                    $    51
Conversion of notes payable to
  preferred stock                                                                   $   680
Common shares issued for bonuses                $    402
Deferred compensation associated with
  performance-vesting options                   $  1,553
Retirement of treasury stock                    $     61
Reduction of notes payable in exchange
  for property                                  $    128

See accompanying notes to consolidated financial statements.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996

1.   GENERAL

     Business - Data Processing Resources Corporation (DPRC or the Company), a California corporation, is a leading specialty staffing company providing information technology services to a diverse group of corporate clients.

     On December 21, 1998, DPRC acquired Systems & Programming Consultants, Inc.
     (SPC), a North Carolina corporation, pursuant to the terms of the Agreement and Plan of Merger, dated June 16, 1998, as amended on October 13, 1998 and on October 20, 1998, by and among DPRC, DPRC Acquisition Corp., a wholly owned subsidiary of DPRC (Merger Sub), SPC and certain shareholders of SPC (the Merger Agreement). The Merger Agreement stipulates that Merger Sub be merged with and into SPC, with SPC continuing as the surviving corporation as a wholly owned subsidiary of DPRC (the Merger). The consideration delivered in connection with the Merger was paid in shares of DPRC common stock. In the Merger, each outstanding share of SPC common stock was converted into 6.399204 shares of DPRC common stock (approximately 2.2 million shares of DPRC common stock). No fractional shares were issued. Additionally, DPRC assumed the outstanding options under the SPC Stock Option Plan. Such SPC options are fully vested and exercisable to purchase approximately 1.1 million shares of DPRC common stock at a weighted average option exercise price of approximately $4.06 per share. The Merger was approved on December 17, 1998, at a special meeting of SPC shareholders and on December 21, 1998, at a special meeting of DPRC shareholders. The effective date of the Merger was December 21, 1998.

     The consolidated financial statements, included herein, give retroactive effect, for all periods presented, to the Merger, as such business combination has been accounted for as a pooling of interests, in accordance with generally accepted accounting principles.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Cash and Cash Equivalents - The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     Investments - Investments consist of high-quality money market instruments with original maturities greater than three months, but less than one year, and are stated at fair value. At July 31, 1998, the Company's investments are all classified as available-for-sale. Unrealized gains and losses on securities classified as available-for-sale were not significant.

     Property - The cost of furniture, fixtures and equipment is depreciated using straight-line and accelerated methods based on the estimated useful lives of the related assets, generally three to ten years. Leasehold improvements are amortized over the lesser of five or fifteen years or the life of the lease. The Company capitalizes the development costs related to the customization and testing of purchased software for use within the Company in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These costs along with the costs of purchased software will be amortized over five to seven years.

     Intangible Assets - Intangible assets include covenants not-to-compete and goodwill, which represent the excess of cost over fair value of net assets acquired. Covenants not-to-compete and goodwill are amortized using the straight-line method over 3 and 25 years, respectively. The recoverability of intangible assets is determined by comparing the carrying value of intangible assets to the estimated future operating income of the Company on an undiscounted cash-flow basis. Should the carrying value of intangible assets exceed the estimated operating income for the expected period of benefit, an impairment for the excess would be recorded at that time. As of July 31, 1998, no impairment has been recognized.

     Revenue Recognition - The Company recognizes revenue as services are performed.

     Fair Value of Financial Instruments - Management believes the carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, and accounts payable approximate fair value due to the short maturity of these financial instruments. The fair value of the long-term debt is based on current quoted market prices and is estimated to be $129,375,000 as of July 31, 1998.

     Income Taxes - The Company provides for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates.

     Interim financial statements include taxes provided for at the Company's estimated effective annual rates.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     Stock-Based Compensation - The Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share, had the Company adopted the fair value method of accounting for stock options issued under the Company's stock option plan (Note 8).

     Net Income Per Share - In the second quarter of 1998, the Company adopted SFAS No. 128, Earnings Per Share. Under this standard, primary net income per share is replaced by basic net income per share, and fully diluted net income per share is replaced by diluted net income per share. Additionally, SFAS No. 128 provides, that upon consummation of a pooling of interests transaction, earnings per share be based on the aggregate of the weighted-average outstanding shares of the constituent businesses, adjusted to equivalent shares of the surviving business. Consequently, the earnings per share computations do not give dilutive effect to SPC stock options in periods prior to the Merger. All historical earnings per share information has been restated as required by SFAS No. 128.

     Net income per share is computed by dividing net income available to common shareholders by the weighted average number of common and common equivalent shares outstanding during the periods presented.

     The following is a reconciliation between the number of shares used in the basic and diluted net income per share calculations (in thousands):


                                                          As of July 31,
                                              ----------------------------------
                                                1998         1997         1996
Basic net income per share -
  Weighted average number of common
    shares outstanding                         13,464       11,312       7,536
  Effect of dilutive securities -
    stock options                                 454          370         725
                                               ------       ------       -----

Diluted net income per share -
  Weighted average number of common
    shares outstanding                         13,918       11,682       8,261
                                               ======       ======       =====


     Reclassifications - Certain items in the prior period financial statements have been reclassified to conform to the current period presentation.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     Bankruptcy Filing and Plan of Reorganization - In December 1994, SPC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Effective October 1995, SPC's plan of reorganization was approved by the court (the Plan of Reorganization) and the bankruptcy case was closed in May 1996.

     Recent Accounting Pronouncements - In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 establishes standards of reporting by publicly-held business enterprises and disclosure of information about operating segments in annual financial statements and, to a lesser extent, in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for the Company beginning in fiscal 1999. As both SFAS Nos. 130 and 131 deal with financial disclosure, the Company does not anticipate the adoption of these new standards will have a material impact on its financial position or results of operations.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 establishes disclosure standards for pensions and other postretirement benefits. SFAS No. 132 is effective for the Company beginning in fiscal 1999. The Company does not anticipate that the adoption of this new standard will have a material impact on its financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for the Company beginning in the first quarter of fiscal 2000. The Company does not anticipate that the adoption of this new standard will have a material impact on its financial position or results of operations.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


3.   PROPERTY

     Property consists of the following (in thousands):



                                                             As of July 31,
                                                     ---------------------------
                                                          1998          1997
Building and improvements                              $     -       $   310
Equipment                                                4,245         2,000
Furniture and fixtures                                   2,017         1,310
Leasehold improvements                                     421           113
Purchased software                                         774            95
                                                       -------       -------
                                                         7,457         3,828
Accumulated depreciation and amortization               (3,012)       (1,779)
                                                       -------       -------
                                                       $ 4,445       $ 2,049
                                                       =======       =======


4.   ACQUISITIONS

     Between August 1996 and July 1998, the Company completed six acquisitions. Each acquisition was accounted for as a purchase. The excess of cost over fair value of net assets acquired was allocated to goodwill, which is amortized using the straight-line method over 25 years. The consolidated financial statements of the Company include the results of operations for each acquired business from the acquisition date. A summary of the more significant acquisitions is as follows:

     In January 1998, the Company acquired substantially all of the assets and assumed certain liabilities of S3G, Inc., a Texas Corporation (S3G). Under the terms of the asset purchase agreement, the purchase price was $32.2 million, consisting of $28.2 million in cash and 204,552 shares of restricted DPRC common stock, valued at approximately $4.0 million. In addition, S3G has the right to receive certain additional consideration contingent upon S3G's adjusted earnings before interest and taxes through December 31, 1998. The earnout is payable semi-annually, 85% in cash and 15% in shares of restricted common stock. The first installment of the earnout payment consisting of $5.8 million in cash and 32,880 shares of restricted common stock, valued at approximately $817,000, was paid in September 1998 and was accrued as of July 31, 1998 upon resolution of the earnout contingency. The second and final installment of the earnout is due in March 1999 and will be recorded as an addition to goodwill, if earned.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     In July 1997, the Company acquired all of the outstanding capital stock of SelecTech, Inc. (SelecTech). Under the terms of the agreement, the purchase price was approximately $9.0 million, consisting of $8.1 million in cash and 54,934 shares of restricted common stock valued at approximately $928,000.

     In April 1997, the Company completed the acquisition by merger of Computec International Strategic Resources, Inc. (Computec). Under the terms of the agreement, the purchase price was approximately $28.2 million, consisting of $19.0 million in cash and 677,880 shares of restricted common stock, valued at approximately $9.2 million. The definitive agreement also provides for an earnout contingent upon Computec's earnings before interest and taxes through December 31, 1998. The earnout is payable 60% in cash and 40% in shares of restricted common stock. The aggregate amount of the initial consideration and the earnout may not exceed $70.0 million. The first installment of the earnout payment, consisting of $390,000 in cash and 14,970 shares of restricted common stock, valued at approximately $241,000, was paid in October 1997. The second installment of the earnout payment, consisting of $2.3 million in cash and 51,854 shares of restricted common stock, valued at approximately $1.2 million, was paid in June 1998. The third installment of the earnout payment, consisting of $3.4 million in cash and 73,078 shares of restricted common stock valued at approximately $1.8 million, was paid in September 1998 and was accrued as of July 31, 1998 upon resolution of the earnout contingency. The fourth and final installment of the earnout is due in March 1999 and will be recorded as an addition to goodwill, if earned.

     In January 1997, the Company acquired all of the outstanding capital stock of LEARDATA Info-Services, Inc. (Leardata). Under the terms of the agreement, the purchase price was approximately $21.4 million, consisting of $17.3 million in cash and 310,226 shares of restricted common stock, valued at approximately $4.1 million.

     In November 1996, the Company acquired all of the outstanding common stock of Professional Software Consultants, Inc. (PSC). Under the terms of the agreement, the purchase price was approximately $6.2 million in an all-cash transaction.

     The allocation of the purchase prices for all acquisitions and other purchase accounting adjustments is as follows (in thousands):



                                                                July 31,
                                                      --------------------------
                                                           1998            1997
Total purchase price, net                               $36,486         $63,593
Net assets acquired                                      (2,073)         (8,677)
Covenant not-to-compete                                    (350)
Acquisition costs                                           300           1,987
                                                        -------         -------
Excess of purchase price over net assets acquired       $34,363         $56,903
                                                        =======         =======

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     During 1998 and 1997, the Company recorded additional goodwill as a result of earnout obligations of $15,753,000 and $1,106,000 respectively.

     Unaudited pro forma combined results of operations for the periods ended July 31, 1998 and 1997 would have been as follows had each of the acquisitions occurred as of the beginning of the respective periods (in thousands, except per share data):

                                                                               July 31,
                                                                   ------------------------------
                                                                         1998             1997
Pro forma revenues                                                   $276,568         $193,053
Pro forma net income available to common shareholders                $ 11,927         $  7,949
Pro forma net income per share - Basic                               $    .88         $    .65
Pro forma net income per share - Diluted                             $    .85         $    .63
Weighted average common shares outstanding - Basic                     13,624           12,276
Weighted average common shares outstanding - Diluted                   14,078           12,646


     Pro forma adjustments have been applied to reflect the purchase, which includes the elimination of expenses that are not expected to have a continuing impact on the Company such as certain redundant personnel costs, excess owner's compensation and cost of line of business not acquired, and the addition of amortization related to the intangible assets acquired.


5.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following (in thousands):


                                                                    As of July 31,
                                                           --------------------------------
                                                                 1998            1997
Accounts payable                                              $ 3,773         $ 1,791
Accrued salaries, bonuses and related benefits                 12,641           7,157
Commissions payable                                             1,272             932
Accrued earnout obligations                                    11,823           1,106
Accrued interest payable                                        2,074              10
Unearned revenues                                                 111              47
                                                              -------         -------
                                                              $31,694         $11,043
                                                              =======         =======

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     Medical Claims Payable - The Company sponsors a medical plan for SPC employees (the Medical Plan) which is administered by an independent insurance company. Subject to certain limitations, the Medical Plan provides for the Company to make claim payments on behalf of its employees. The Company has obtained a stop-loss policy which limits the exposure of the Company to $25,000 per participant per year and $825,000 per year in the aggregate. Management believes that the Company has adequately recorded both known claims and incurred but not reported claims based on actuarial data obtained from the Medical Plan administrator, its assessment of past claim history and other relevant supporting data. Claims payable ($579,000 at July 31, 1998) are included in accounts payable.

6.   DEBT

     On March 24, 1998, the Company completed the sale of $115.0 million of its 5-1/4% convertible subordinated notes due 2005 (the Notes) in a private offering under Rule 144A to qualified institutional buyers. The Notes are convertible at any time at the option of the holders into shares of common stock of DPRC at a conversion price of $35.50 per share of common stock of the Company. The Notes mature on April 1, 2005 and are non-callable for the first three years. The Company used a portion of the net proceeds of the offering for repayment of $19.5 million of debt outstanding under its credit facility. Interest is payable on April 1 and October 1 of each year, commencing on October 1, 1998. The Notes were recorded net of a discount and issue costs of $3,950,000, which will be amortized over seven years based on the effective interest method. As of July 31, 1998, accumulated amortization was $238,000. As of July 31, 1998, there have been no conversions of notes to common stock.

     On June 10, 1998, the Company amended its five-year, $60.0 million Revolving/Term Loan Agreement (the Credit Facility) with a bank syndicate. The Credit Facility consists of a revolving line of credit of $60.0 million principal amount, and bears interest ranging from the prime rate to the prime rate plus .5% or from LIBOR plus .5% to LIBOR plus 1.75% depending on defined financial conditions. At the end of three years, the outstanding principal balance on the facility converts to a two-year fully amortized term loan. The Credit Facility is guaranteed by the Company's subsidiaries and secured by substantially all of the assets of the Company and its subsidiaries, including accounts receivable and equipment and a pledge of all of the stock of the Company's subsidiaries. The Credit Facility contains various covenants, including the maintenance of defined financial ratios such as net worth. As of July 31, 1998, the Company had no borrowings outstanding under the credit facility and was in compliance with bank covenants. The Company's Credit Facility prohibits the payment of dividends without the prior written consent of the lender.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     Upon consummation of the Merger, the Company repaid all amounts outstanding under SPC's Line of Credit and terminated the agreement. Upon termination, the Company paid the lender an early termination fee of $12,500.

     Notes payable totaling $259,000 as of July 31, 1997 were paid off in fiscal 1998.

7.   SHAREHOLDERS' EQUITY

     Second Public Offering - In January 1997, the Company completed a second public offering of 2,395,000 shares of its common stock at an offering price of $17.50 per share for net proceeds of $38.9 million.

     Initial Public Offering - In March 1996, the Company completed an initial public offering of 2,726,000 shares of its common stock at an offering price of $14.00 per share for net proceeds of $34.3 million.

     Stock Split - On January 8, 1996, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 8,000,000 to 20,000,000, to authorize 2,001,480 shares of preferred stock (of which 1,480 were designated Series A Convertible Preferred Stock) and to effect a 400-for-one stock split of its common stock. All shares and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

     Preferred Stock - In March 1995, the Company issued 1,480 shares of Series A preferred stock for $1,601,000, less costs of $208,000 associated with the issuance. The Series A preferred stock had a liquidation preference of $1,082 per share, plus 8.0% interest per annum and was redeemable at an amount equal to the sum of $2,850 per share. Immediately prior to the consummation of the initial public offering, the outstanding shares of Series A Convertible Preferred Stock automatically converted into an aggregate of 592,000 shares of common stock. The shares of Series A Convertible Preferred Stock were canceled upon said conversion and ceased to be authorized.

     SPC Preferred Stock - In October 1995, SPC, through its Plan of Reorganization, issued 680,000 shares of redeemable preferred stock, par value $1.00 per share, in exchange for the retirement of $680,000 in general unsecured claims from individuals related to principal shareholders of SPC. Terms of the preferred stock provide for amongst other items, a cumulative 10% per annum dividend payable quarterly, certain voting rights upon the occurrence of an event of default, equity participation rights upon the sale or liquidation of the Company and a redemption premium ranging from 101% to 105% of par value based on the year the preferred stock is redeemed. In February 1997, SPC redeemed all of the outstanding preferred stock in accordance with the Plan of Reorganization for $693,000, which included a premium of $13,000.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


8.   STOCK OPTIONS AND EMPLOYEE BENEFIT PLANS

     Stock Option Plans - In 1994, the Company adopted the 1994 Stock Plan (the Stock Plan) under which incentive and non-statutory stock options to acquire shares of the Company's common stock may be granted to officers, employees and consultants of the Company. The Stock Plan is administered by the Board of Directors and permits the issuance of options, as of July 31, 1998, of up to 3,000,000 shares, subject to shareholder approval which was received December 21, 1998, of the Company's common stock. Incentive stock options must be issued at an exercise price not less than the fair market value of the underlying shares on the date of grant. Options granted under the Stock Plan vest over various terms up to four years and are exercisable over a period of time, not to exceed ten years, and are subject to other terms and conditions specified in each individual employee option agreement.

     SPC Stock Option Plan - In June 1996, SPC adopted a stock option plan whereby certain officers, directors, and employees would be granted options to purchase SPC common stock at the estimated fair value of SPC common stock at the date of grant. The plan is administered by a committee appointed by the Board of Directors, and permits the issuance of options for the purchase of up to 1,920,000 shares. Options granted under the plan vest immediately or upon achievement of certain operating performance targets. The options expire in ten years and are subject to other terms and conditions specified in each individual employee option agreement.

     A summary of employee stock options is as follows (number of shares in thousands):


                                                                      Weighted
                                                        Number        average
                                                         of           exercise
                                                       shares         price

     Outstanding, August 31, 1995                       284          $ 1.32

       Granted                                          395          $14.17
       Exercised                                        (22)         $ 1.31
       Canceled                                         (40)         $25.55
                                                      -----

     Outstanding, July 31, 1996                         617          $ 8.21

       Granted                                        1,684          $10.65
       Exercised                                        (65)         $ 2.78
       Canceled                                        (151)         $17.99
                                                      -----

     Outstanding, July 31, 1997                       2,085          $ 9.59

       Granted                                          782          $16.30
       Exercised                                       (171)         $ 7.24
       Canceled                                         (80)         $20.43
                                                      -----

     Outstanding, July 31, 1998                       2,616          $11.42
                                                      =====

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


     The following table summarizes information concerning currently outstanding and exercisable options:


                                      Weighted
                                      average        Weighted                    Weighted
                      Number of       remaining      average      Number of      average
Range of              options         contractual    exercise     options        exercise
exercise price        outstanding     life           price        exercisable    price

$1.31 - $ 2.25          158,430         6.25         $ 1.48         141,855     $ 1.39
$3.57                   900,363         8.38         $ 3.57         900,363     $ 3.57
$6.37 - $29.50        1,556,817         8.86         $16.97         727,326     $11.69
                      ---------                                   ---------

$1.31 - $29.50        2,615,610         8.53         $11.42       1,769,544     $ 6.73
                      =========                                   =========



     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share, had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option-pricing model, with the following weighted average assumptions as of July 31, 1998, 1997, and 1996, respectively: expected life, 6.7, 6.1, and 6.1 years; stock volatility, 44.3%, 36.2%, and 36.2%; risk-free interest rates, 5.7%, 6.5%, and 6.5%; and no dividends during the expected term. The Company's calculations are based on a single-option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1998, 1997 and 1996 awards had been amortized to expense over the vesting period of the awards, pro forma net income and net income per share for the years ended July 31 would have been as follows:


                                                            1998              1997              1996

     Pro forma net income                               $9,655,000        $6,060,000        $3,214,000

     Pro forma net income per share - basic             $     0.72        $     0.54        $     0.43

     Pro forma net income per share - diluted           $     0.69        $     0.52        $     0.39


     The impact of the outstanding non-vested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1996 and 1997 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculations will apply to all applicable stock options.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


    Retirement Savings Plan - The Company has several retirement savings plans (the Plans) which qualify under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to 20% of their annual compensation, as defined by the Plans. During the year ended July 31, 1998, the Company contributed $152,000 to the Plans, which is recorded in selling, general and administrative expenses.

    Employee Stock Purchase Plan - In October 1996, the Company adopted an Employee Stock Purchase Plan (the ESP Plan). The ESP Plan allows employees of the Company to purchase common stock without having to pay any commissions on the purchases. The maximum amount that any employee can contribute to the ESP Plan per quarter is $6,250. The total number of shares which are reserved by the Company for purchase under the ESP Plan is 250,000, of which 186,260 shares remain unpurchased as of July 31, 1998.

    Performance Options - In December 1997, the Company granted 184,591 options at an exercise price of $6.37 to certain of the Company's branch managers. These options (the SPC Performance Options) vested upon the achievement of certain operating performance goals, primarily branch profitability. Such options have been accounted for as variable stock options, in which compensation is measured at the point in time the achievement of such performance goals become probable. During the year ended July 31, 1998, the Company determined that it was probable such goals would be reached and recorded $2,175,000 in compensation expense. Upon the consummation of the Merger, the holders of the SPC Performance Options agreed to the cancellation of such options in exchange for 115,473 shares of DPRC common shares. This exchange resulted in additional compensation expense of $932,000.

    Profit Sharing Plan - Effective January 1, 1990, SPC amended its profit sharing plan to include a stock bonus feature. Under this arrangement, the Company has the option of making its annual matching contribution to the Plan in cash or equivalent fair market value in shares of its common shares. In March 1996, the Company transferred 70,205 of its shares to the profit sharing plan as part of its contribution to the plan in the amount of $200,000.

    The plan is a defined contribution plan designed to cover all of the Company's salaried employees. In addition to the stock bonus feature, a 401(k) provision is included and the Company contributes an amount equal to 50.0% of the participants' salary reduction amount, which is limited to 5.0% of the participant's annual salary each year.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


9. INCOME TAXES

    The provision for income taxes includes the following (in thousands):

                                       For the years ended
                                             July 31,
                             ----------------------------------------
                                1998           1997           1996
Current:
  Federal                     $7,717         $3,841         $1,698
  State                        1,821          1,113            516
                              ------         ------         ------
                               9,538          4,954          2,214
Deferred:
  Federal                       (385)          (196)            32
  State                         (137)           (23)            26
                              ------         ------         ------
                                (522)          (219)            58
                              ------         ------         ------
Provision for income taxes    $9,016         $4,735         $2,272
                              ======         ======         ======

    A reconciliation of the Company's effective tax rate compared to the statutory federal tax rate is as follows:


                                                      For the year ended
                                                            July 31,
                                                 -----------------------------
                                                    1998      1997      1996
     Income taxes at statutory federal rate        35.0 %    35.0 %    35.0 %
     State taxes, net of federal benefit            5.4       6.0       6.2
     Tax-exempt interest income                    (0.6)     (2.6)     (2.2)
     Amortization of nondeductible goodwill         3.6       2.4
     Other                                          1.0       0.8       2.0
     Benefit of graduated rates                     0.0      (1.0)     (1.0)
                                                  -----     -----     -----

       Total                                       44.4 %    40.6 %    40.0 %
                                                  =====     =====     =====

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


    The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting and income tax purposes. The income tax effects of these temporary differences representing significant portions of deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                                       As of July 31,
                                                                             -------------------------------
                                                                                   1998           1997
Amortization of goodwill                                                           $(549)         $(149)
Bad debt reserve                                                                     522            114
Change of accounting from cash to accrual method for                                (415)          (679)
  acquired subsidiaries
State income taxes                                                                   252            371
Vacation accrual                                                                     318            215
Other                                                                               (201)           (61)
Deferred compensation for performance stock options                                  827
Net operating losses                                                                                 53
                                                                                   -----          -----
  Total deferred tax asset (liability)                                             $ 754          $(136)
                                                                                   =====          =====

    During fiscal 1998, the Company established a net deferred tax liability of $129,000 in connection with basis differences resulting from several of its acquisitions (Note 4).


10. COMMITMENTS AND CONTINGENCIES

    Leases - The Company leases its office facilities, certain equipment and vehicles under lease agreements classified as operating leases. Future minimum lease payments under such noncancelable operating leases are summarized as follows at July 31, 1998 (in thousands):


        1999                                                                            $2,448
        2000                                                                             2,013
        2001                                                                             1,587
        2002                                                                             1,450
        2003                                                                             1,231
        Thereafter                                                                         440
                                                                                        ------
          Total future minimum lease payments                                           $9,169
                                                                                        ======

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


    Rent expense amounted to $2,084,000, $1,167,000, $635,000 and $592,000 for
    the years ended July 31, 1998, 1997, 1996 and the three months ended October 31, 1998, respectively, and has been included in selling, general and administrative expenses in the accompanying consolidated statements of income.

    Litigation - The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.


11. RELATED-PARTY TRANSACTIONS

    In fiscal 1994, one of the Company's larger clients desired to outsource its entire Information Systems department through an employee leasing arrangement. Because the Company does not provide such employee leasing services and was unable to provide a comparable employment benefit package to consultants working for this company, Information Technology Resources, Inc. (ITR), was formed by the founder of the Company and certain other persons, including certain former employees of ITR's client, with the founder of the Company owning approximately 79.0% of the outstanding capital stock as of July 31, 1998. As a result of this arrangement, the Company provides certain management services to ITR to support its operations, for which the Company receives a management fee pursuant to a management services agreement effective August 1, 1997. Management fees earned by the Company were $360,000, $1,035,000, $1,084,000 and $45,000 for the years ended 1998, 1997, 1996 and the three months ended October 31, 1998, respectively. ITR also contracts with the Company for technical consultants to meet its staffing needs. For the years ended July 31, 1998, 1997 and 1996 and the three months ended October 31, 1998, the Company recorded revenues of $3,012,000, $3,460,000, $4,974,000 and $693,000, respectively, from billing of ITR technical consultants.

    In fiscal 1998, a member of DPRC's Board of Directors, who is also the President of one of the Company's operating subsidiaries, acquired a 33% ownership interest in Message & Ques Tech., Inc. (MQTECH), a software development company, which interest was subsequently increased to 80%. The Company is providing technical consultants to MQTECH through its Computec subsidiary. Revenue from MQTECH totaled approximately $1.3 million for fiscal 1998 and accounts receivable as of July 31, 1998 totaled approximately $629,000. The related-party Director has provided a personal guarantee for payment of all present and future accounts receivable owed to the Company by MQTECH.

    Two shareholders of the Company held unsecured notes payable in the amount of $86,198 with interest stated at 6.5% until June 1996, at which time the notes were paid.

DATA PROCESSING RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JULY 31, 1998, 1997, AND 1996 (Continued)


12. CONCENTRATION OF CREDIT RISK

    The Company's revenues are generated from credit sales to customers located throughout the United States. The Company performs ongoing credit evaluations of its customers, maintains reserves for potential credit losses and generally does not require collateral. The Company's ten largest customers represented 31.6% of total revenues in fiscal 1998.

    In each of fiscal 1998, 1997 and 1996, the Company had sales to a major customer, not necessarily the same customer in each period, of approximately $8,300,000, $5,800,000 and $5,794,000, respectively. Given the significant amount of revenues derived from these customers, the loss of any such customer or the uncollectibility of related receivables could have a material adverse effect on the Company's financial condition and results of operations.


13. UNAUDITED QUARTERLY INFORMATION

    In the opinion of management, all adjustments necessary to fairly present the unaudited quarterly information are included for all quarters presented.


                                                                        Quarter ended

                                            -------------------------------------------------------------------
                                                October 31,      January 31,        April 30,      July 31,
                                                   1997             1998              1998           1998
                                            -------------------------------------------------------------------
                                                    (amounts in thousands, except per share data)
Revenue                                          $56,294          $56,183           $70,424       $80,047
Income before income tax provision (1)             4,935            4,297             5,910         5,192
Net income available to common shareholders        2,936            2,381             3,191         2,810
Net income per share - basic                        0.22             0.18              0.24          0.20
Net income per share - diluted                      0.21             0.17              0.23          0.20
Weighted average common shares
  outstanding - basic                             13,255           13,324            13,566        13,712
Weighted average common shares
  outstanding - diluted                           13,679           13,734            14,064        14,197

(1) Net income before income tax provision for the three-month period ended July 31, 1998, includes a charge for compensation expense of $2,175,000.

                      DATA PROCESSING RESOURCES CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                     AS OF APRIL 30, 1999 AND JULY 31, 1998
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         APRIL 30,    JULY 31,
                                                                                           1999         1998
                                                                                        -----------------------
                                                                                        (UNAUDITED)
                                     ASSETS
Current Assets:
Cash and Cash Equivalents.............................................................     $ 29,657    $ 40,881
Investments...........................................................................       22,294      59,969
Accounts Receivable (net of allowance for doubtful accounts of $2,663 and $1,369
   as of April 30, 1999 and July 31, 1998, respectively)..............................       52,786      48,103
Prepaid Expenses and Other Current Assets.............................................        8,708       4,601
Deferred Tax Asset....................................................................          711       1,538
                                                                                           --------    --------
Total Current Assets..................................................................      114,156     155,092
Property, net.........................................................................        9,209       4,445
Other Assets                                                                                  1,095         921
Intangible Assets, net................................................................      176,785     114,822
                                                                                           --------    --------
                                                                                           $301,245    $275,280
                                                                                           ========    ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities..............................................     $ 30,043    $ 31,694
Income Taxes Payable..................................................................          581       1,625
Line of Credit........................................................................          --        2,522
                                                                                           --------    --------
Total Current Liabilities.............................................................       30,624      35,841
Long-Term Deferred Income Taxes.......................................................          784         784
Long-Term Debt, net...................................................................      111,440     111,288
Commitments and Contingencies
Shareholders' Equity:
     Common Stock; no par value; 60,000,000 shares authorized; 14,727,376 and
        13,677,028 shares issued and outstanding as of April 30, 1999 and July
        31, 1998, respectively........................................................      127,033     110,421
     Compensation Expense Associated with Performance-Vesting Options.................          --       (1,553)
     Retained Earnings................................................................       31,364      18,499
                                                                                           --------    --------
          Total Shareholders' Equity..................................................      158,397     127,367
                                                                                           --------    --------
                                                                                           $301,245    $275,280
                                                                                           ========    ========



          The accompanying notes are an integral part of the consolidated financial statements.

                      DATA PROCESSING RESOURCES CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
          FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 1999 AND 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                    THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                        APRIL 30,                APRIL 30,
                                                                 --------------------------------------------------
                                                                     1999         1998         1999        1998
                                                                 ------------  -----------  ----------- -----------

Revenues.........................................................$     93,229  $    70,424  $   274,463 $   182,901
Cost of Professional Services....................................      65,490       49,858      191,618     131,108
                                                                 ------------  -----------  ----------- -----------
   Gross Margin..................................................      27,739       20,566       82,845      51,793
Selling, General and Administrative Expenses.....................      17,759       14,314       53,404      36,433
Merger-Related Expenses..........................................         --           --         3,054         --
Compensation Expense Associated with Performance-Vesting
   Options.......................................................                                   932
Operating Income.................................................       9,980        6,252       25,455      15,360
Interest Expense, net............................................        (986)        (342)      (2,431)       (218)
                                                                 ------------  -----------  ----------- -----------
Income Before Provision for Income Taxes.........................       8,994        5,910       23,024      15,142
Provision for Income Taxes.......................................       3,921        2,719       10,159       6,634
                                                                 ------------  -----------  ----------- -----------
Net Income.......................................................$      5,073  $     3,191  $    12,865 $     8,508
                                                                 ============  ===========  =========== ===========
Net Income per Share--Basic......................................$       0.35  $      0.24  $      0.91 $      0.64
                                                                 ============  ===========  =========== ===========
Net Income per Share--Diluted....................................$       0.33  $      0.23  $      0.87 $      0.62
                                                                 ============  ===========  =========== ===========
Weighted Average Common Shares Outstanding--Basic................      14,525       13,566       14,212      13,382
                                                                 ============  ===========  =========== ===========
Weighted Average Common Shares Outstanding--Diluted..............      18,323       14,064       17,894      13,826
                                                                 ============  ===========  =========== ===========


          The accompanying notes are an integral part of the consolidated financial statements.

                      DATA PROCESSING RESOURCES CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE NINE MONTHS ENDED APRIL 30, 1999 AND 1998
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                  NINE MONTHS ENDED
                                                                                                       APRIL 30,
                                                                                              --------------------------
                                                                                                 1999           1998
                                                                                              -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income..........................................................................     $    12,865   $      8,508
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation...................................................................             994            526
          Amortization...................................................................           4,246          2,500
          Amortization of debt discount and issue costs..................................             217             59
          Compensation expense associated with performance-vesting options...............             932            --
          Changes in operating assets and liabilities, net of the effect of acquisitions:
               Accounts receivable.......................................................          (2,038)        (9,413)
               Deferred income taxes.....................................................             827            --
               Prepaid expenses and other assets.........................................          (4,250)        (2,082)
               Accounts payable and accrued liabilities..................................             529          4,360
               Income taxes payable......................................................
                                                                                                      (39)          (672)
                                                                                              -----------   ------------
                    Net cash provided by operating activities............................          14,283          3,786
CASH FLOWS FROM INVESTING ACTIVITIES:
     Cash paid for acquisitions, net of cash acquired....................................         (30,237)       (28,067)
     Proceeds from the sale of investments available for sale............................          37,675            --
     Proceeds from the sale of land and building.........................................             --             125
     Cash paid for contingent acquisition obligations, net...............................         (28,911)        (1,384)
     Purchase of property................................................................          (5,612)        (1,460)
                                                                                              -----------   ------------
                    Net cash used in investing activities................................         (27,085)       (30,786)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of notes payable from private debt offering, net.............             --         111,050
     Net (repayments of) proceeds from line of credit....................................          (2,522)         1,137
     Proceeds from employee stock purchase plan..........................................           1,684            667
     Purchase of common stock from profit sharing plan...................................             (22)           --
     Proceeds from the exercise of stock options.........................................
                                                                                                    2,438          1,903
                                                                                              -----------   ------------
                    Net cash (used in) provided by financing activities..................           1,578        114,757
                                                                                              -----------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................................         (11,224)        87,757
Cash and cash equivalents, beginning of period...........................................          40,881         17,817
                                                                                              -----------   ------------
Cash and cash equivalents, end of period.................................................          29,657   $    105,574
                                                                                              ===========   ============
SUPPLEMENTAL INFORMATION--CASH PAID FOR:
     Interest............................................................................     $     6,314   $        444
                                                                                              ===========   ============
     Income taxes........................................................................     $     9,488   $      6,835
                                                                                              ===========   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     Tax benefit of stock options exercised..............................................     $       924   $        973
     Detail of businesses acquired in purchase transactions:
     Fair value of assets acquired.......................................................     $    37,667   $     33,640
          Common stock issued in acquisitions............................................          (6,636)        (3,989)
          Cash paid for acquisitions, net of cash acquired...............................         (30,237)       (28,067)
                                                                                              -----------   ------------
          Liabilities assumed (relieved).................................................     $       794   $      1,584
                                                                                              ===========   ============
Accrual to satisfy earnout obligation....................................................     $     8,730   $         --
Shares issued to satisfy earnout obligation..............................................     $     6,992   $         --


          The accompanying notes are an integral part of the consolidated financial statements.

                      DATA PROCESSING RESOURCES CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

           FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 1999 AND 1998


1.  GENERAL

   Business

    Data Processing Resources Corporation (DPRC or the Company), a California corporation, is a leading national specialty staffing company providing information technology services to a diverse group of corporate clients.

    On December 21, 1998, DPRC acquired Systems & Programming Consultants, Inc.
(SPC), a North Carolina corporation (see Note 3).

    The consolidated financial statements, included herein, give retroactive effect, for all periods presented, to the acquisition of SPC, as such business combination has been accounted for as a pooling of interests, in accordance with generally accepted accounting principles.


   Interim Financial Data

    The interim financial data as of April 30, 1999 and for the three and nine months ended April 30, 1999 and 1998 is unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year. This report should be read in conjunction with the Company's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended July 31, 1998, Form 10-Q for the quarters ended October 31, 1998, and January 31, 1999, the Company's Registration Statement on Form S-4 (No. 333-61017) as declared effective by the Securities and Exchange Commission on November 13, 1998, and the Company's Current Report on Form 8-K, dated March 1, 1999, which gives retroactive effect to the Merger with SPC. Certain reclassifications have been made in the consolidated financial statements to conform amounts previously reported for fiscal 1998 to the fiscal 1999 presentation.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Net Income Per Share--In the second quarter of 1998, the Company adopted SFAS No. 128 "Earnings Per Share." SFAS No. 128 redefines earnings per share under generally accepted accounting principles. Under the new standard, primary net income per share is replaced by basic net income per share and fully diluted net income per share is replaced by diluted net income per share. All historical earnings per share information has been restated as required by SFAS No. 128.

    Basic net income per share is computed using the weighted average number of common shares outstanding during the periods presented. Diluted net income per share is computed using the weighted average number of common and common equivalent shares outstanding during the periods presented assuming the exercise of all in-the-money stock options. The effect of the 5 1/4% convertible subordinated notes issued in March 1998 was not dilutive for the three and nine months ended April 30, 1998, but was dilutive for the three and nine months ended April 30, 1999. Common equivalent shares have not been included where inclusion would be antidilutive.

                      DATA PROCESSING RESOURCES CORPORATION

           FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 1999 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)


                                                                        THREE MONTHS        NINE MONTHS
                                                                     ENDED APRIL 30TH     ENDED APRIL 30
                                                                   -----------------------------------------
                                                                     1999       1998        1999      1998
                                                                   ---------  ---------   ---------  -------
Basic net income per share:
     Weighted average number of common shares outstanding.........    14,525     13,566      14,212   13,382
Effect of dilutive securities:
     Stock options................................................       559        498         443      444
     Convertible notes............................................     3,239         --       3,239       --
Diluted net income per share:
     Weighted average number of common shares outstanding.........    18,323     14,064      17,894   13,826

         Provider Contract--During fiscal year 1998, the Company entered into a provider contract with a major customer whereby the Company provides management services to the customer for a fee. Under the contract, the Company manages temporary staffing services for the customer, either through the Company's staff or through outside service providers. The Company bills the customer for all services rendered, and remits payments to the outside contractors for services provided by them. Payments received by the Company for services provided by other entities are not reflected in the consolidated statement of income, as the Company bears no credit risk under the contract and does not retain any liability for services provided by such outside contractors. Billings to the customer and liabilities recognized related to the outside service providers totaled $630,000 for the three and nine months ended April 30, 1998, $11.9 million for the three months ended April 30, 1999, and $21.1 million for the nine months ended April 30, 1999.

         Comprehensive Income--The Company adopted SFAS No. 130, Reporting Comprehensive Income, in fiscal year 1999. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Other than net income, the Company does not have any other elements of comprehensive income requiring separate disclosure.

3.  ACQUISITIONS

    In fiscal 1998 and 1999, the Company completed five acquisitions accounted for as purchases. The excess of cost over fair value of net assets acquired was allocated to goodwill, which is amortized using the straight-line method over 25 years. The consolidated financial statements of the Company include the results of operations for each acquired business from the acquisition date. During fiscal 1999, the Company also completed the acquisition of SPC, accounted for as a pooling of interests. A summary of the acquisitions in fiscal 1998 and 1999 is as follows:

    In January 1998, the Company acquired substantially all of the assets and assumed certain liabilities of S3G, Inc. (S3G). Under the terms of the asset purchase agreement, the purchase price was $32.2 million, consisting of $28.2 million in cash and 204,552 shares of restricted DPRC common stock, valued at approximately $4.0 million. In addition, the former shareholder of S3G had the right to receive certain additional consideration contingent upon S3G's adjusted earnings before interest and taxes through December 31, 1998. The earnout was paid semi-annually, 85% in cash and 15% in shares of restricted common stock. The first installment of the earnout payment, consisting of $5.8 million in cash and 32,880 shares of restricted common stock, was paid in September 1998. The final installment of the earnout consisting of $23.5 million in cash and 164,167 shares of restricted common stock was paid in May 1999.

    In May 1998, the Company acquired by merger all of the outstanding capital stock of EXi Corp., (EXi) a Minnesota Corporation.

                      DATA PROCESSING RESOURCES CORPORATION

           FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 1999 AND 1998


3.  ACQUISITIONS--(CONTINUED)

    In October 1998, the Company acquired substantially all of the assets and assumed certain liabilities of RIDGE Consultants, Inc. (Ridge).

    In November 1998, the Company acquired substantially all of the assets and assumed certain liabilities of Vista High-Tech Resources, Inc. and Vista High-Tech Resources of RI, Inc. (collectively, Vista). Under the terms of the asset purchase agreement, the former shareholder of Vista has the right to receive certain additional consideration contingent upon Vista's adjusted earnings before interest and taxes through July 31, 1999. The earnout is payable on or before September 30, 1999, 65% in cash and 35% in shares of restricted DPRC common stock.

    In December 1998, the Company acquired SPC pursuant to the terms of the Agreement and Plan of Merger, dated June 16, 1998, as amended on October 13, 1998 and on October 20, 1998, by and among DPRC, DPRC Acquisition Corp., a wholly owned subsidiary of DPRC (Merger Sub), SPC and certain shareholders of SPC (the Merger Agreement). The Merger Agreement stipulates that Merger Sub be merged with and into SPC, with SPC continuing as the surviving corporation as a wholly owned subsidiary of DPRC (the Merger). The consideration delivered in connection with the Merger was paid in shares of DPRC common stock. In the Merger, each outstanding share of SPC common stock was converted into 6.399204 shares of DPRC common stock (approximately 2.2 million shares of DPRC common stock). No fractional shares were issued. Additionally, DPRC assumed the outstanding options under the SPC Stock Option Plan. Such SPC options are fully vested and exercisable to purchase approximately 1.1 million shares of DPRC common stock at a weighted average option exercise price of approximately $4.06 per share. The Merger was approved on December 17, 1998, at a special meeting of SPC shareholders and on December 21, 1998, at a special meeting of DPRC shareholders. The effective date of the Merger was December 21, 1998.

    The consolidated financial statements, included herein, give retroactive effect, for all periods presented, to the Merger, as such business combination has been accounted for as a pooling of interests, in accordance with generally accepted accounting principles.

    In April 1999, the Company acquired substantially all of the assets and assumed certain liabilities of Qualitech Systems, Inc. and Qualitech Systems of South Florida, Inc. (collectively, Qualitech).

    Unaudited pro forma consolidated results of operations for the nine months ended April 30, 1998 would have been as follows had the acquisition of S3G occurred as of the beginning of the period (in thousands, except per share data):

                                                                           NINE MONTHS ENDED
                                                                            APRIL 30, 1998
                                                                           ------------------
      Pro forma revenues.................................................      $190,244
      Pro forma net income...............................................      $  7,886
      Pro forma net income per share--basic...............................     $   0.57
      Pro forma net income per share--diluted.............................     $   0.56
      Pro forma weighted average common shares outstanding--basic.........       13,716
      Pro forma weighted average common shares outstanding--diluted.......       14,156

    Pro forma adjustments have been applied to reflect the purchase of S3G including the addition of amortization related to the intangible assets acquired and reduction in interest income and additional interest expense.

                      DATA PROCESSING RESOURCES CORPORATION

           FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 1999 AND 1998

4.  DEBT

    On March 24, 1998, the Company completed the sale of $115.0 million of its 5 1/4% convertible subordinated notes due 2005 (the "Notes") in a private offering under Rule 144A to qualified institutional buyers. The Notes are convertible at any time at the option of the holders into shares of common stock of DPRC at a conversion price of $35.50 per share of common stock of the Company. The Notes mature on April 1, 2005 and are non-callable for the first three years. The Company used a portion of the net proceeds of the offering for acquisitions and earnout payments in the amount of approximately $59.1 million for the nine months ended April 30, 1999. Interest is payable on April 1 and October 1 of each year, commencing on October 1, 1998. The Notes were recorded net of a discount and issue costs of $3,950,000, which will be amortized over seven years based on the effective interest method. As of April 30, 1999, accumulated amortization was $753,000. As of April 30, 1999, there have been no conversions of notes to common stock.

    The Company has a five-year, $60.0 million Revolving/Term Loan Agreement (the "Credit Facility") with a bank syndicate. The Credit Facility consists of a revolving line of credit of $60.0 million principal amount, and bears interest at the prime rate to prime rate plus .5% or LIBOR plus 0.50% to 1.75% depending on defined financial conditions. On June 30, 2001, the outstanding principal balance on the facility converts to a two-year fully amortized term loan. The Credit Facility is guaranteed by the Company's subsidiaries and secured by substantially all of the assets of the Company and its subsidiaries, including accounts receivable and equipment and a pledge of all of the stock of the Company's subsidiaries. The Credit Facility contains various covenants, including the maintenance of defined financial ratios such as net worth. As of April 30, 1999, the Company had no borrowings outstanding under the credit facility and was in compliance with bank covenants. The Company's Credit Facility prohibits the payment of dividends without the prior written consent of the lender.

5.  RELATED PARTY TRANSACTIONS

    Information Technology Resources, Inc. (ITR) was formed by the founder of the Company and certain other persons, including certain former employees of ITR's primary client, with the founder owning approximately 79.0% of the outstanding capital stock. Effective as of December 31, 1998, the founder sold a portion of her stock in ITR to reduce her ownership interest to less than 10.0% of the outstanding capital stock. The Company provides certain management services to ITR to support its operations, for which the Company receives a management fee pursuant to a management services agreement. Management fees earned by the Company were $135,000 and $270,000 for the nine months ended April 30, 1999 and 1998, respectively. ITR also contracts with the Company for technical consultants to meet its staffing needs. For the nine months ended April 30, 1999 and 1998, the Company recorded revenues of $2,023,000 and $2,295,000 from billing ITR for technical consultants, respectively.

    In fiscal 1998, a former member of DPRC's Board of Directors, who was also the President of one of the Company's operating subsidiaries, acquired a 33% ownership interest in Message & Ques Tech., Inc. (MQTECH), a software development company, which interest was subsequently increased to 80%. The Company provided technical consultants to MQTECH through its Computec subsidiary. Revenue from MQTECH totaled approximately $200,000 and $2.2 million for the three and nine months ended April 30, 1999 respectively. Accounts receivable as of April 30, 1999 totaled approximately $681,000. This former director has provided a personal guarantee for full payment of the outstanding receivable.

6.  SUBSEQUENT EVENTS

         In June 1999, the Company announced the acquisition of substantially all of the assets and assumption of certain liabilities of IT Services, Inc.
(ITSI). ITSI has the right to receive certain additional consideration contingent upon ITSI's adjusted earnings before interest and taxes for the twelve month periods ending April 30, 2000, and April 30, 2001. The earnouts are payable in cash and restricted DPRC common stock, the combination of which to be determined by the Company, with a minimum of 60% payable in cash. The earnouts are due on or before July 1, 2000, and 2001, or as soon as practicable thereafter, and will be recorded as an addition to goodwill.

                     Compuware Corporation and Subsidiaries
                Pro Forma Condensed Combined Financial Statements
                                   (Unaudited)


The unaudited pro forma condensed combined balance sheet as of June 30, 1999 gives effect to the acquisition as if it had occurred on June 30, 1999. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 1999 gives effect to the acquisition as if it had occurred on April 1, 1998. The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 1999 gives effect to the acquisition as if had occurred April 1, 1999. The unaudited pro forma information is based on the historical financial statements of the Registrant and Data Processing Resources Corporation (DPRC) giving effect to the transaction under the purchase method of accounting as well as assumptions and adjustments as indicated in the Notes to Pro Forma Condensed Combined Financial Statements below.

Compuware has a fiscal year end of March 31 while DPRC has a fiscal year end of July 31. The operations of Compuware for the year ended March 31, 1999 have been combined with DPRC's operations for the twelve months ended January 31, 1999. The operations of Compuware for the three months ended June 30, 1999 have been combined with DPRC's operations for the three months ended April 30, 1999.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the transaction been in effect during the periods presented and should not be construed as representative of future operations.

                     COMPUWARE CORPORATION AND SUBSIDIARIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                               Historical       Historical      Pro Forma          Pro Forma
                                                                Compuware        DPRC (a)      Adjustments          Results
                                                            -----------------  -----------    ------------     ---------------
                                                                June 30,        April 30,
                                                                  1999            1999

                           ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                $          94,913  $    29,657    $    (84,040)(c) $        40,530
   Investments                                                        131,430       22,294                             153,724
   Accounts receivable, net                                           507,140       52,786                             559,926
   Deferred tax asset                                                  16,045          711                              16,756
   Prepaid expenses and other current assets                           28,563        8,708                              37,271
                                                            -----------------  -----------    ------------     ---------------
       Total current assets                                           778,091      114,156         (84,040)            808,207
                                                            -----------------  -----------    ------------     ---------------
INVESTMENTS                                                           139,852                                          139,852
                                                            -----------------  -----------    ------------     ---------------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED
   ACCUMULATED DEPRECIATION AND
   AMORTIZATION                                                        95,711        9,209          (4,400)(b)         100,520
                                                            -----------------  -----------    ------------     ---------------
CAPITALIZED SOFTWARE, LESS ACCUMULATED
   AMORTIZATION                                                        46,790                                           46,790
                                                            -----------------  -----------    ------------     ---------------
OTHER:
   Accounts receivable                                                194,468                                          194,468
   Deferred tax asset                                                  10,831                                           10,831
   Excess of cost over fair value of net assets acquired,
       less accumulated amortization                                  100,405      176,785         237,603(b)          514,793
   Other assets                                                        42,972        1,095                              44,067
                                                            -----------------  -----------    ------------     ---------------
         Total other assets                                           348,676      177,880         237,603             764,159
                                                            -----------------  -----------    ------------     ---------------
TOTAL ASSETS                                                $       1,409,120  $   301,245    $    149,163     $     1,859,528
                                                            =================  ===========    ============     ===============
            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                    $         188,974  $    30,043    $      4,000(c)    $     223,017
   Income taxes payable                                                 8,730          581                               9,311
   Deferred revenue                                                   278,563                                          278,563
                                                            -----------------  -----------    ------------     ---------------
       Total current liabilities                                      476,267       30,624           4,000             510,891
DEFERRED INCOME TAXES                                                                  784                                 784
DEFERRED REVENUE                                                       83,781                                           83,781
LONG TERM DEBT                                                                                       3,560 (b)
                                                                                   111,440         300,000 (c)         415,000
                                                            -----------------  -----------    ------------     ---------------
       Total liabilities                                              560,048      142,848         307,560           1,010,456
                                                            -----------------  -----------    ------------     ---------------
SHAREHOLDERS' EQUITY:
   Common stock and additional paid-in capital                        461,706      127,033        (127,033)(b)         461,706
   Retained earnings                                                  393,726       31,364         (31,364)(b)         393,726
   Foreign currency translation adjustment                             (6,360)                                          (6,360)
                                                            -----------------  -----------    ------------     ---------------
       Total shareholders' equity                                     849,072      158,397        (158,397)            849,072
                                                            -----------------  -----------    ------------     ---------------
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY                   $       1,409,120  $   301,245    $    149,163     $     1,859,528
                                                            =================  ===========    ============     ===============

See notes to pro forma financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED MARCH 31, 1999
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                              Historical        Adjusted         Pro Forma              Pro Forma
                                                              Compuware         DPRC (a)        Adjustments              Results
                                                          ----------------  ----------------  ----------------        -------------
                                                              March 31,       January 31,
                                                                1999              1999
REVENUES:
   Software license fees                                  $        683,354                                            $     683,354
   Maintenance fees                                                334,371                                                  334,371
   Professional services fees                                      620,720  $        331,705                                952,425
                                                          ----------------  ----------------  ----------------        -------------
       Total revenues                                            1,638,445           331,705                              1,970,150
                                                          ----------------  ----------------  ----------------        -------------

OPERATING EXPENSES:
   Cost of software license fees                                    28,097                                                   28,097
   Cost of maintenance                                              37,286                                                   37,286
   Cost of professional services                                   506,765           277,142                                783,907
   Software product development                                     64,957                                                   64,957
   Sales and marketing                                             418,019                                                  418,019
   Administrative and general                                       78,333            23,359  $         17,841(d)           119,533
   Merger-related costs                                                                3,054                                  3,054
   Compensation expense associated with options                                          932                                    932
   Purchased research and development                                4,350                                                    4,350
                                                          ----------------  ----------------  ----------------        -------------
       Total operating expenses                                  1,137,807           304,487            17,841            1,460,135
                                                          ----------------  ----------------  ----------------        -------------
INCOME FROM OPERATIONS                                             500,638            27,218           (17,841)             510,015

OTHER INCOME                                                        29,403            (2,086)          (26,354)(e)              963
                                                          ----------------  ----------------  ----------------        -------------
INCOME  BEFORE INCOME TAXES                                        530,041            25,132           (44,195)             510,978

INCOME TAX PROVISION                                               180,178            11,339            (9,409)(f)          182,108
                                                          ----------------  ----------------  ----------------        -------------
NET INCOME                                                $        349,863  $         13,793  $        (34,786)       $     328,870
                                                          ================  ================  ================        =============
Basic earnings per share                                  $           0.95                                            $        0.90
                                                          ================                                            =============
Basic weighted average shares
 used in computation                                               366,734                                                  366,734

Diluted earnings per share                                $           0.87                                            $        0.82
                                                          ================                                            =============

Diluted weighted average shares
 used in computation                                               402,036                                                  402,036

See notes to pro forma financial statements.

                     COMPUWARE CORPORATION AND SUBSIDIARIES
              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JUNE 30, 1999
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                            Historical       Adjusted         Pro Forma               Pro Forma
                                                            Compuware        DPRC (a)         Adjustments               Results
                                                        ----------------  ----------------  ----------------       ----------------
                                                            June 30,         April 30,
                                                              1999             1999
REVENUES:
   Software license fees                                $        160,952                                           $        160,952
   Maintenance fees                                               97,740                                                     97,740
   Professional services fees                                    184,359  $         93,229                                  277,588
                                                        ----------------  ----------------  ----------------       ----------------
       Total revenues                                            443,051            93,229                                  536,280
                                                        ----------------  ----------------  ----------------       ----------------
OPERATING EXPENSES:
   Cost of software license fees                                   5,946                                                      5,946
   Cost of maintenance                                            10,380                                                     10,380
   Cost of professional services                                 158,480            76,772                                  235,252
   Software product development                                   17,325                                                     17,325
   Sales and marketing                                           100,315                                                    100,315
   Administrative and general                                     14,690             6,477  $          4,144(d)              25,311
                                                        ----------------  ----------------  ----------------       ----------------
       Total operating expenses                                  307,136            83,249             4,144                394,529
                                                        ----------------  ----------------  ----------------       ----------------
INCOME FROM OPERATIONS                                           135,915             9,980            (4,144)               141,751
OTHER INCOME (EXPENSE)                                             5,846              (986)           (6,480)(e)             (1,620)
                                                        ----------------  ----------------  ----------------       ----------------
INCOME  BEFORE INCOME TAXES                                      141,761             8,994           (10,624)               140,131
INCOME TAX PROVISION                                              51,034             3,921            (2,344)(f)             52,611
                                                        ----------------  ----------------  ----------------       ----------------
NET INCOME                                              $         90,727  $          5,073  $         (8,280)      $         87,520
                                                        ================  ================  ================       ================
Basic earnings per share                                $           0.25                                           $           0.24
                                                        ================                                           ================
Basic weighted average shares
 used in computation                                             357,899                                                    357,899

Diluted earnings per share                              $           0.24                                           $           0.23
                                                        ================                                           ================
Diluted weighted average shares
 used in computation                                             385,423                                                    385,423

See notes to pro forma financial statements.

           Notes to Pro Forma Condensed Combined Financial Statements
                                   (Unaudited)


a) Certain reclassifications were made to conform DPRC's categorizations to those of Compuware.

b) The unaudited pro forma financial information assumes a total purchase price for DPRC of approximately $501 million in cash plus $2.5 million to pay related fees and expenses. This amount includes the assumption of subordinated debt with a fair market value of approximately $115 million. These pro forma adjustments represent the estimated valuation adjustments of DPRC's assets and liabilities resulting from the preliminary allocation of the purchase price and elimination of stockholders' equity.

c) Compuware has entered into a four year unsecured credit agreement with several major financial institutions for $900 million. This acquisition will be funded by drawing on $300 million of this line, using existing cash and investments of approximately $84.0 million and other current payables of $4.0 million. In addition the existing DPRC debentures ($115 million) will be called and funded through additional borrowings under the Compuware credit agreement.

d) Represents the amortization of the cost over fair value of net assets acquired over a twenty year period and the amortization of the commitment fee on the new credit agreement.

e) Represents interest expense on new borrowing at 6.5%, net of interest expense on DPRC debentures, commitment fees on the line of credit, and reduced interest income associated with the use of approximately $84.0 million of cash and investments with an approximate return of 5.5%.

f) Represents the estimated tax effect of the pro forma adjustments at a 35% effective tax rate exclusive of the goodwill amortization which is not tax deductible.